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                                                              Exhibit 10.43
                                PROCUREMENT SPEND AGREEMENT

This PROCUREMENT SPEND AGREEMENT (the "Agreement'), effective December 22, 2000 ("the Effective Date"), is between Network Access Solutions
Corporation ("NAS"), and SBC Communications Inc. ("SBC")(individually a "Party" and collectively, the "Parties"), and remains in effect through December 31, 2003.

1. As part of the Settlement Agreement and Mutual General Release, dated December 22, 2000, between NAS and SBC concerning the Stock Purchase Agreement and issues related thereto (the "Settlement"), SBC agrees to use its best commercially reasonable and good faith efforts to assist NAS in realizing cost reduction for products and/or services which NAS purchases for both resale and internal consumption.


2. SBC agrees to have its affiliate, SBC Services, Inc., approach the NAS suppliers listed on Attachment X for the purpose of obtaining the suppliers' agreements to extend SBC's pricing to NAS for the products and/or services identified on Attachment X. If SBC is successful in obtaining the SBC pricing extensions, NAS will realize reduced costs ("Savings"). In addition to the pricing discounts described above, SBC will apply its best commercially reasonable efforts and work in good faith with NAS to put in place lease financing arrangements through SBC Capital which improve upon interest rates and other terms and conditions associated with future NAS equipment purchases or existing equipment leases. The Parties acknowledge that no more than $20 million of equipment financing may be drawn from SBC Capital by NAS over the Term of this Agreement (as hereinafter defined). SBC represents and warrants that it will maintain for calendar years 2001 through 2003 (the "Term") all such supplier agreements or lease financing arrangements, or substantial equivalents thereto, in order to permit the Savings to be realized.

3. NAS agrees that SBC's efforts to extend its pricing to NAS and any savings NAS's achieves as a result of SBC's efforts shall be part of the consideration to NAS in connection with the Settlement. Based upon the data set forth on Attachment X and upon NAS' achieving the spending obligations listed, the estimated total savings will be $1 million over the lesser of the terms of the SBC agreements with those suppliers or lease financiers or three years (if the terms of such agreements extend beyond three years).
On March 30, 2001, the Parties will review the results of SBC's best commercially reasonable, good faith efforts and, solely on the basis of that actual data, calculate the actual Savings NAS will achieve during the Term. If those actual Savings are les than $1 million, SBC will, no later than April 2, 2001, pay to NAS the difference between $1 million and those actual Savings. To the extent that those actual Savings exceed $1 million, the difference, if any, may be retained by NAS.

4. The Parties further agree that achieving the Suppliers' agreements to extend SBC's pricing to NAS will require SBC to enter into negotiations with those suppliers. Therefore, within ninety (90) days of execution of this Agreement, SBC will provide NAS with final notice regarding SBC's ability to secure the pricing extensions from the suppliers for the products and/or services set forth on Attachment X, receipt of which NAS will acknowledge.

5. Based on both NAS's purchasing the quantities of the products and/or services set forth in Attachment X and the extension of SBC's pricing, SBC projects that NAS will realize a total of $1 milion in Savings over the course of three (3) years (or for the terms of the suppliers' agreements with SBC, if less). Attachment X contains NAS' forecasted annual minimum spend for each product and/or service prior to an extension of SBC's pricing ("Forecasted Spend"). Both SBC's obligation and NAS' ability to achieve savings is directly related to the following criteria being met:
(i) each year this Agreement is in effect, NAS, at a minimum, must spend the equivalent amount of money as its Forecasted Spend for each product and/or service, and (ii) NAS' spend must be on the products and/or services and with the suppliers set forth in Attachment X.


6. This Agreement and performance hereunder shall be governed by the laws of the State of New York exclusive of its choice of laws provisions.

7. The terms contained in this Agreement, including Attachment X hereto constitute the entire integrated agreement between NAS and SBC with regard to the subject matter contained herein. This Agreement supersedes all prior oral and written communications, agreements, and understandings of the Parties, if any, with respect to the subject matter of this Agreement. Actions or inactions by either Party shall not constitute that Party's consent to or acceptance of any additional or different terms from those stated in this Agreement. All modifications and amendments to this Agreement shall be in writing and signed by both Parties.

IN WITNESS WHEREOF, NAS and SBC have caused this Agreement to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the date the last Party signs.

Network Access Solutions                  SBC Communications Inc.
Corporation("NAS")                        ("SBC")

By:  /s/ Jonathan P. Aust                 By:  /s/ James S. Kahan

Name: Jonathan P. Aust                    Name: James S. Kahan

Title: CEO                                Title: Senior Executive Vice
                                      President-Corporate Development

Date: December 21, 2000                   Date: December 21, 2000